EXHIBIT 99.2

Jos. A. Bank Confirms Proposal to Acquire Men's Wearhouse for $48 Per Share in Cash

  Proposal Would Provide Men's Wearhouse Shareholders a Significant Premium

  $2.3 Billion, All-Cash Transaction Would Create Leading Men's Apparel Designer, Manufacturer and Retailer in the U.S.

  Acquisition Would be Immediately and Significantly Accretive to Jos. A. Bank Earnings

  Golden Gate Capital to Partner with Jos. A. Bank

HAMPSTEAD, Md., Oct. 9, 2013 (GLOBE NEWSWIRE) -- In response to inquiries following news reports of discussions with The Men's Wearhouse, Inc. (NYSE:MW) about a possible business combination, Jos. A. Bank Clothiers, Inc. (Nasdaq:JOSB) today confirmed that it has made a non-binding proposal to acquire all of the outstanding shares of Men's Wearhouse for $48 per share in cash, representing a total equity value of approximately $2.3 billion, in a negotiated transaction. The proposal represents an approximate 42% premium to the closing price of Men's Wearhouse common stock on September 17, 2013, the day before Jos. A. Bank made the proposal to Men's Wearhouse in a telephone call and follow-up letter, which is below, from Robert N. Wildrick, Chairman of the Board of Jos. A. Bank, to Douglas S. Ewert, Chief Executive Officer of Men's Wearhouse. Men's Wearhouse has advised Jos. A. Bank that it is reviewing the proposal.

"We are hopeful that Men's Wearhouse's Board will accept our proposal," said Mr. Wildrick, Chairman of the Board of Jos. A. Bank. "We believe Men's Wearhouse's shareholders would want their Board to explore with us the immediate and certain value they would receive in a transaction. We have always admired Men's Wearhouse and believe these two great companies, when combined, will create continued growth and sustainable value for our shareholders, greatly enhanced benefits for our customers, and exciting opportunities for our employees."

The transaction is expected to be funded by a combination of cash on Jos. A. Bank's balance sheet, new equity capital and debt financing. The new equity will be provided by Golden Gate Capital, a leading private equity firm.  Goldman, Sachs & Co. has informed Jos. A. Bank that, subject to customary terms and conditions, it is highly confident that the debt financing can be obtained in the capital markets.

"Our all-cash proposal would deliver a substantial premium to Men's Wearhouse shareholders and create, in our view, the leading men's apparel and sportswear designer, manufacturer and retailer in the U.S. In addition to capturing significant synergies, we believe that a combination would bring together our complementary capabilities to better serve our customers. We are pleased to have the support and participation of Golden Gate Capital, a leading investor in the retail space, partnering with us in this transaction, and look forward to benefitting from their considerable experience as we grow the combined company," concluded Mr. Wildrick.

"We are pleased to have been selected by Jos. A. Bank to partner on this exciting potential combination of the leading brands and top management teams in men's retailing. We see a natural and highly complementary fit that creates a great opportunity for these companies to deliver impressive growth as a result of the transaction," said Josh Olshansky, Managing Director at Golden Gate Capital.

Jos. A. Bank believes the proposed transaction will allow Jos. A. Bank's management to leverage its core competencies and achieve sustainable growth and value creation for Jos. A. Bank shareholders while providing a significant premium to Men's Wearhouse shareholders. The combined company will capitalize on the relative strengths of each business, offering a larger platform from which both brands can optimize and expand their real estate footprint, strengthen their merchandising and sourcing capabilities, and enhance their multi-channel strategies in a rapidly evolving retail landscape.

Jos. A. Bank further noted that this transaction would provide unique benefits to Men's Wearhouse's shareholders due to the significant overlap in the shareholder composition of the two companies.  In addition to receiving a full cash premium for their Men's Wearhouse shares, Men's Wearhouse shareholders who are also shareholders of Jos. A. Bank would have the opportunity to participate in the value creation resulting from the combination.

Since the current management team started in November 1999, Jos. A. Bank has an exceptional track record of generating long-term growth and shareholder value: its share price has grown at a compound annual growth rate of 30%, vs. a 1.6% annualized return of the S&P 500, and ahead of nearly all specialty retail peers. During the same period, Jos. A. Bank's market capitalization has appreciated over 4,300% compared to an approximately 25% increase for the S&P 500.

Goldman, Sachs & Co. and Financo, LLC are serving as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP and Guilfoil Petzall & Shoemake, L.L.C. are serving as legal advisors to Jos. A. Bank.

Jos. A. Bank's proposal is a preliminary, non-binding indication of interest to acquire the outstanding shares of Men's Wearhouse, and was submitted based on the understanding that it is not an offer that is capable of being accepted, and that there will be no binding agreement between Jos. A. Bank and Men's Wearhouse or any commitment or obligation on Jos. A. Bank or Men's Wearhouse with respect to Jos. A. Bank's proposal or a possible transaction unless and until a definitive agreement is executed by Jos. A. Bank and Men's Wearhouse.  Jos. A. Bank's proposal is subject to a number of conditions, including, among others, Jos. A. Bank's satisfaction with the results of its due diligence review of Men's Wearhouse in Jos. A. Bank's sole discretion, negotiation and execution of a mutually satisfactory merger agreement, approval of a transaction by Jos. A. Bank's Board of Directors, and negotiating and entering into satisfactory definitive equity and debt financing agreements.

To Access Further Information About the Proposed Transaction:

Jos. A. Bank has posted on its website a presentation that provides further detail surrounding the proposed transaction. Go to http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-IRHome and click "Investor Presentation Regarding Men's Wearhouse Proposal" icon to access the information.

Text of the September 18, 2013 Letter Sent to the Chief Executive Officer of Men's Wearhouse:

September 18, 2013

Douglas S. Ewert
Chief Executive Officer
The Men's Wearhouse, Inc.
6380 Rogerdale Road
Houston, TX  77072

Dear Doug:

It was a pleasure speaking with you today — thank you for taking my call.  We have been in the same industry for many years, and it was nice to finally meet you, if only by phone.  I have always had a tremendous amount of respect and admiration for your company, your people, the quality of your brand and the success of your business model. In many ways, this foundation of respect for the business and talent within your organization is what led us to consider and now present you with the proposal I described on the phone.  As we discussed, on behalf of Jos. A. Bank Clothiers, Inc. ("Jos. A. Bank"), I am pleased to send this letter summarizing our proposal to acquire The Men's Wearhouse, Inc. (the "Company" or "Men's Wearhouse") in an all-cash acquisition of 100% of the Company's outstanding shares (the "Transaction").

We believe that Men's Wearhouse and Jos. A. Bank are ideal partners — the strategic wisdom of this Transaction is compelling.  By combining our two companies, we can together create the best men's apparel and sportswear designer, manufacturer and retailer in the U.S. We believe that a combination would leverage and enhance Jos. A. Bank's and Men's Wearhouse's complementary market positioning because our two companies can better serve all customers with an impressive portfolio of branded men's apparel and sportswear at various price points. In addition to capturing operating synergies, the combined company would offer a larger platform from which we can together optimize and expand our real estate footprint, strengthen our merchandising and sourcing capabilities, and enhance our omni-channel strategies in a rapidly evolving retail landscape.

From a professional standpoint, the management and employees of both companies should find the combination compelling as well.  The philosophy of Jos. A. Bank has always been to provide opportunities for the most qualified of our managers and associates. We also believe in a strong corporate culture where employees are treated with respect and offered a chance to excel at their jobs.  After all, we are in a service business where our sales associates and field personnel are ultimately responsible for the quality and success of our customer interactions. Our approach to managing our human capital will not change if we combine our two great companies.

Please find below an outline of our proposal to share with your Board of Directors:

Proposed Purchase Price:  Based on publicly available information, our knowledge of the Company and subject to completing due diligence, we are prepared to propose $48 per share in cash for all of the outstanding shares of the Company. This valuation represents a 42.4% premium for your shareholders over yesterday's closing price, a 34.6% premium to the 30-day volume-weighted average per share closing price and a 17.8% premium to the Company 52-week and 5-year high. Our valuation implies an 8.4x multiple of twelve-month EBITDA ($282 million) as of the Company's most recent quarter ended August 3, 2013.

Financing:  We have spent considerable time and energy arranging the financing necessary to complete this Transaction.  Funds will be obtained from a combination of approximately $300 million in cash from Jos. A. Bank, new equity capital and debt financing. A portion of the purchase price will be provided by funds managed by Golden Gate Capital, a leading private equity firm.  Golden Gate Capital will purchase $250 million of Jos. A. Bank equity to facilitate the Transaction. We have chosen Golden Gate Capital to be our partner because of their in-depth knowledge of the retail industry, prior success in retail and consumer transactions, and track record of partnering with public companies. In addition, Goldman, Sachs & Co. has informed us that, subject to customary terms and conditions, it is highly confident that the debt financing for the Transaction can be obtained in the capital markets. We have engaged both Goldman, Sachs & Co. and Financo, LLC as our financial advisors on this Transaction. Additionally, we have retained Skadden, Arps, Slate, Meagher & Flom LLP and Guilfoil, Petzall & Shoemake, L.L.C. as our legal counsel.

Due Diligence:  In order to submit a binding proposal, we need to complete normal course due diligence.  This includes meetings with key members of the Men's Wearhouse management team and access to operational and financial information as well as management's latest financial projections.  We also anticipate completing customary legal, accounting and tax diligence.  We expect that our due diligence can be completed in four weeks.

Conditions and Review:  The submission of this proposal has the full support and approval of the Jos. A. Bank's Board of Directors.  We would negotiate the definitive merger agreement in parallel with our due diligence, with the aim of approving and executing it shortly after completing our due diligence.  We do not anticipate any significant hurdles to closing the Transaction promptly after signing a merger agreement.  In addition to due diligence, our proposal is subject to customary conditions, including, among others, negotiation and execution of a mutually satisfactory merger agreement, Board approval, and negotiating and entering into satisfactory definitive equity and debt financing agreements.

Next Steps: Because of the compelling value to the Company shareholders represented by our proposal, we hope you will provide us with access to the non-public information necessary to confirm our proposal. Jos. A. Bank's leadership team and I, together with our equity partner and advisors, will make ourselves available to meet with you to discuss all aspects of our proposal and answer any questions you may have at your earliest convenience.

Confidentiality and Timing:  We strongly prefer to conduct our negotiations with you privately and in an expeditious manner. Therefore, we look forward to your response to our proposal by October 4, 2013. Let me emphasize that Jos. A. Bank's and Golden Gate Capital's interest in the Company, the existence of this letter and its contents are confidential and should not be disclosed without our prior written consent.

Contact Information:  If you would like to discuss any aspect of our proposal, please call Jack Levy at Goldman Sachs or Gilbert Harrison at Financo.

Except for the third sentence of the paragraph of this letter entitled "Confidentiality and Timing" and this paragraph, this letter and our proposal constitute only a preliminary, non-binding indication of interest to acquire the outstanding shares of the Company, and our proposal is being submitted based on the understanding that it is not an offer that is capable of being accepted, and that there will be no binding agreement between us or any commitment or obligation on Jos. A. Bank or Golden Gate Capital with respect to our proposal or a possible transaction unless and until a definitive agreement is executed by Jos. A. Bank and the Company.

I hope that you and the Men's Wearhouse Board of Directors will recognize the outstanding merits of our proposal. We look forward to working together with you to complete this Transaction.

Sincerely,

Robert N. Wildrick
Chairman of the Board
Jos. A. Bank Clothiers, Inc.

CC: Jack Levy, Managing Director, Goldman Sachs
       Gilbert Harrison, Chairman, Financo
       Josh Olshansky, Managing Director, Head of the Retail Group, Golden Gate Capital

About Jos. A. Bank

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 623 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with over $12 billion of capital under management. The principals of Golden Gate have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. Golden Gate is one of the most active investors in leading brands in the retail and restaurant sectors. Representative investments include Payless ShoeSource, Eddie Bauer, California Pizza Kitchen, Express, Zales, J.Jill, Pacific Sunwear, Coldwater Creek, and On the Border Mexican Grill and Cantina. For additional information, visit www.goldengatecap.com

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward looking statements include assumptions about our operations, such as cost controls, market conditions, liquidity and financial condition. These statements also include assumptions about our proposed acquisition of The Men's Wearhouse, Inc. ("Men's Wearhouse") through a merger (including its benefits, results, effects and timing) that may not be realized. Risks and uncertainties that may affect our business or future financial results include, among others, risks associated with the economy, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. Risks and uncertainties related to the proposed transaction include, among others: the risk that Men's Wearhouse's stockholders do not approve the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; uncertainties as to the timing of the transaction; competitive responses to the proposed transaction; the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of the transaction, which include, among others, negotiation and execution of a mutually satisfactory merger agreement, approval by each company's board of directors, and negotiating and entering into satisfactory definitive equity and debt financing agreements, are not satisfied; costs and difficulties related to the integration of Men's Wearhouse's businesses and operations with Jos. A. Bank's business and operations; the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction; unexpected costs, charges or expenses resulting from the transaction; litigation relating to the transaction; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions. Additional factors that could cause future results or events to differ from those we expect are those risks discussed under Item 1A, "Risk Factors," in Jos. A. Bank's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, Jos. A. Bank's Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, Jos. A. Bank's Quarterly Report on Form 10-Q for the quarter ended August 3, 2013, Men's Wearhouse's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, Men's Wearhouse's Quarterly Report on Form 10-Q for the quarter ended August 3, 2013, and other reports filed by Jos. A. Bank and Men's Wearhouse with the Securities and Exchange Commission (SEC). Please read the "Risk Factors" and other cautionary statements contained in these filings. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise. As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote, proxy or approval. No tender offer for the shares of Men's Wearhouse has been made at this time.

CONTACT: For Jos. A. Bank - Media:
         Thomas Davies/Molly Morse
         Kekst and Company
         212-521-4873/212-521-4826
         thomas-davies@kekst.com
         molly-morse@kekst.com

         For Jos. A. Bank - Investment Community:
         David E. Ullman
         EVP/CFO
         410-239-5715

         For Golden Gate Capital:
         Denise DesChenes/Nathaniel Garnick
         Sard Verbinnen & Co
         212-687-8080
         Jenny Gore
         415-618-8750